UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 3, 2010

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 3.01                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

SIGNATURES

Item 3.01                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 3, 2010, GameTech International, Inc. (the “Company”) received a notification from the Nasdaq Stock Market (“Nasdaq”) stating that the minimum bid price of the Company’s common stock has been below $1.00 per share for 30 consecutive business days and that the Company therefore is not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5450(a)(1).  The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market.

The Company has been provided 180 calendar days, or until January 31, 2011, to regain compliance with the minimum bid price requirement.  To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-day grace period.

If the Company does not regain compliance by January 31, 2011, it will receive written notification from Nasdaq that its common stock is subject to delisting.  The Company may, at that time, appeal the delisting determination to a Nasdaq hearings panel.  Such an appeal, if granted, would stay delisting until a panel ruling.  Alternatively, if at that time the Company satisfies all of the initial listing standards, with the exception of the minimum bid price, for the Nasdaq Capital Market, the Company could apply to transfer the listing of its common stock to the Nasdaq Capital Market and thereby receive an additional 180 calendar days to regain compliance with the minimum bid price requirement.

The Company will consider available options to resolve the minimum bid price deficiency.  However, there can be no assurance that the Company will be able to regain or maintain compliance with the minimum bid price rule or other listing criteria or that an appeal, if taken, would be successful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC

		By:	/S/ Bill Fasig
Bill Fasig
Chief Executive Officer
Dated:	August 6, 2010